Exhibit 99.1

Kopin Corporation Reports Second-Quarter 2013 Operating Results

WESTBOROUGH, Mass.--(BUSINESS WIRE)--August 6, 2013--Kopin Corporation (NASDAQ: KOPN), a leading developer of innovative wearable computing technologies and solutions, today reported financial results for the second quarter ended June 29, 2013, and provided an update on its business initiatives.

Comments on the Second Quarter

“Interest in our wearable computing technology solutions among current and prospective customers continues to grow,” said Dr. John C.C. Fan, Kopin’s President and Chief Executive Officer. “During the second quarter we advanced our ongoing discussions with customers and prospects in areas such as product definition and design, while on the technology front we continued development of our display, optical and noise cancellation technologies.

“A stream of consumer electronics and mobile communications companies are exploring the wearable computing technology market, further strengthening our belief in the significance of the market opportunity. Based on conversations with current and prospective customers, our expertise in critical disciplines, including display, optics, noise cancellation and ergonomics, is what distinguishes us as a leading partner to help these companies build the coming wave of wearable products,” Dr. Fan said.

“We also made significant strides during the quarter in developing an Android version of our software, which we anticipate will be available by year end to complement our Windows version,” Dr. Fan said.

Second Quarter Results

Total revenues for the second quarter ended June 29, 2013, were $6.1 million, compared with $7.0 million for the second quarter of 2012, primarily reflecting a decline in sales of display products for military applications. Cost of goods sold was 110.6% of revenues for the second quarter of 2013 compared with 81.5% of revenues in the same period of 2012, reflecting a lower percentage of display sales from our higher margin military products, an accrual of approximately $0.8 million for the repayment of a state jobs grant, the write-down of approximately $0.6 million for excess inventory associated with military products and manufacturing inefficiencies resulting from reduced volumes.

Research and development expenses for the second quarter were $3.7 million, or approximately 60% of revenues, compared with $2.9 million, or about 42% of revenues for 2012, reflecting an increase in costs to develop our wearable and military technologies.

Selling, general and administrative expenses were $4.7 million, or approximately 78% of revenues, in the second quarter of 2013, compared with approximately $4.1 million, or about 59% of revenues in the same period of 2012.

Net loss for the second quarter of 2013 was $7.8 million, or $0.12 per share, compared with net loss of $5.2 million, or $0.08, for the same period of 2012.

Including the proceeds from the sale of its III-V assets, Kopin’s cash, equivalents and marketable securities at June 29, 2013, increased to $130.4 million at June 29, 2013 from $92.5 million at year-end 2012.

Cash flow used in operating activities for the six month ended June 29, 2013, was $6.7 million.

Outlook

“Kopin is in the process of transforming its business model from one that has been primarily commodity-based to one powered by providing innovative solutions for wearable devices with the opportunity to generate substantially higher gross margins,” Dr. Fan said. “We continue to make the strategic investments necessary to establish Kopin as the preeminent developer of components and solutions in the wearable technology market.”

Based on its performance through the first six months of 2013 and its anticipated investments for the remainder of the year, Kopin now expects a net loss in the range of $28 million to $33 million for the 12 months ending December 28, 2013. This guidance excludes the impact of the Company’s sale of its III-V assets and its investment in Kopin Taiwan Corporation, and includes its acquisition of a majority interest in e-MDT America.

Financial Results Conference Call

In conjunction with its second-quarter 2013 financial results, Kopin will host a teleconference call for investors and analysts at 9:00 a.m. ET today. To participate, please dial (877) 709-8155 (U.S. and Canada) or (201) 689-8881 (International). The call will also be available as a live and archived audio webcast on the “Investors” section of the Kopin website, www.kopin.com.

About Kopin

Kopin is a leading developer and provider of innovative wearable technologies and solutions. Kopin’s technology portfolio includes ultra-small displays, optics, speech enhancement technology, software, low-power ASICs, and ergonomically designed headset computing systems. Kopin's proprietary components and technology are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com.

Kopin, CyberDisplay and Golden-i are trademarks of Kopin Corporation.

Forward-Looking Statements

Statements in this news release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, statements relating to the Company’s efforts to derive revenue from royalty and licensing fees and increase gross margins; the Company’s plans to make strategic investments in its establish itself as the preeminent developer of components and solutions in the wearable technology market; and the Company’s expectation that its net loss for full-year 2013 will be in the range of $28 million to $33 million. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the Company’s 2013 financial expectations may turn out to be wrong; there may be issues that prevent the adoption or further development of the Company’s wearable computing technologies; manufacturing, marketing or other issues may prevent either the adoption or rapid acceptance of products; the Company might be adversely affected by competitive products and pricing; new product initiatives and other research and development efforts may be unsuccessful; the Company could experience the loss of significant customers; costs to produce the Company’s products might increase significantly, or yields could decline; the Company’s customers might be unable to ramp production volumes of its products, or the Company’s product forecasts could turn out to be wrong; manufacturing delays, technical issues, economic conditions or external factors may prevent the Company from achieving its financial guidance; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 29, 2012, and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this report.

Kopin Corporation
Supplemental Information
(Unaudited)

	Three Months Ended		Six Months Ended

	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Display Revenues by Category (in millions)
Military Applications	$3.1	$3.1	$5.7	$10.7
Consumer Electronics Applications	2.5	3.0	5.5	5.8
Research and Development	0.5	0.9	1.2	1.4
Total	$6.1	$7.0	$12.4	$17.9

Stock-Based Compensation Expense
Continuing Operations
Cost of product revenues	$65,000	$91,000	$118,000	$178,000
Research and development	73,000	68,000	127,000	133,000
Selling, general and administrative	776,000	915,000	2,175,000	1,783,000
	$914,000	$1,074,000	$2,420,000	$2,094,000

Other Financial Information

Depreciation and amortization	$906,000	$2,527,000	$2,002,000	$5,133,000
Continuing operations	$906,000	$1,025,000	$2,002,000	$2,225,000
Non-continuing operations	$-	$1,502,000	$-	$2,908,000

Capital expenditures	$206,000	$3,972,000	$514,000	$5,748,000
Treasury stock purchases	$2,231,000	$-	$2,231,000	$3,456,000

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Revenues:
Product revenues	$5,608,778	$6,087,547	$11,176,802	$16,490,773
Research and development revenues	469,867	924,031	1,220,928	1,386,835
	6,078,645	7,011,578	12,397,730	17,877,608
Expenses:
Cost of product revenues	6,203,960	4,960,588	12,168,366	12,109,096
Research and development	3,657,952	2,927,695	7,905,508	5,929,910
Selling, general and administrative	4,719,566	4,118,056	10,468,679	8,327,685
Impairment of investments	-	1,704,770	-	1,704,770
	14,581,478	13,711,109	30,542,553	28,071,461
Loss from operations	(8,502,833)	(6,699,531)	(18,144,823)	(10,193,853)

Other income (expense), net	851,515	394,183	(1,279,905)	1,429,314

Loss before (provision) benefit for income taxes, equity losses in	(7,651,318)	(6,305,348)	(19,424,728)	(8,764,539)
unconsolidated affiliates and net loss (income) from noncontrolling interest

(Provision) benefit for income taxes	(194,000)	85,500	12,846,000	(12,800)

Loss before equity loss in unconsolidated affiliate and net	(7,845,318)	(6,219,848)	(6,578,728)	(8,777,339)
loss (income) from noncontrolling interest

Equity losses in unconsolidated affiliates	(83,697)	(233,907)	(182,785)	(390,202)

Loss from continuing operations	(7,929,015)	(6,453,755)	(6,761,513)	(9,167,541)
(Loss) income from discontinued operations, net of tax	(49,356)	1,328,961	20,147,532	1,574,661
Net (loss) income	(7,978,371)	(5,124,794)	13,386,019	(7,592,880)

Net loss (income) attributable to noncontrolling interest	165,183	(72,738)	436,900	(183,975)

Net (loss) income	$(7,813,188)	$(5,197,532)	$13,822,919	$(7,776,855)

Net (loss) income per share:
Basic
Continuing operations	$(0.12)	$(0.10)	$(0.10)	$(0.15)
Discontinued operations	(0.00)	0.02	0.32	0.02
Net (loss) income per share	(0.12)	$(0.08)	$0.22	$(0.12)
Diluted
Continuing operations	$(0.12)	$(0.10)	$(0.10)	$(0.15)
Discontinued operations	(0.00)	0.02	0.32	0.02
Net (loss) income per share	$(0.12)	$(0.08)	$0.22	$(0.12)

Weighted average number of common shares outstanding:
Basic	62,492,352	63,078,510	62,160,046	63,651,983
Diluted	62,492,352	63,078,510	62,903,909	63,651,983

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	June 29, 2013	December 29, 2012
ASSETS
Current assets:
Cash and marketable securities	$130,383,712	$92,485,349
Accounts receivable, net	2,809,834	5,517,365
Inventory	3,668,934	5,789,753
Prepaid and other current assets	1,414,985	1,600,873
Current assets held for sale	-	21,573,729

Total current assets	138,277,465	126,967,069

Equipment and improvements, net	6,429,706	8,486,406
Other assets	25,844,282	11,609,595
Noncurrent assets held for sale	-	29,145,732

Total assets	$170,551,453	$176,208,802

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,144,729	$5,121,323
Accrued expenses	7,281,814	6,731,823
Billings in excess of revenue earned	1,930,850	1,220,395
Current liabilities held for sale	-	7,102,895

Total current liabilities	12,357,393	20,176,436

Lease commitments	304,785	322,477
Noncurrent liabilities held for sale	-	623,979

Total Kopin Corporation stockholders' equity	157,532,747	148,733,680
Noncontrolling interest	356,528	6,352,230
Total stockholders' equity	157,889,275	155,085,910
Total liabilities and stockholders' equity	$170,551,453	$176,208,802

CONTACT:
Kopin Corporation
Richard Sneider, 508-824-6696
Treasurer and Chief Financial Officer
Richard_Sneider@kopin.com
or
Edelman
Geoffrey Mogilner, 312-233-1271
Vice President
geoffrey.mogilner@edelman.com